Filed Pursuant to Rule 424(b)(3)

Registration No. 333-193097

Prospectus

BG Staffing, Inc.

1,541,470 Shares

Common Stock

This prospectus relates to the offer for sale of an aggregate of 1,541,470 shares of common stock, par value $0.01 per share, of BG Staffing, Inc., which we refer to herein as the common stock, by the selling stockholders named herein. BG Staffing, Inc. is not offering any securities pursuant to this prospectus and will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board, which we refer to as the OTCBB, under the symbol “BGSF.” As of April 8, 2014, there have been no sales of our common stock reported by the OTCBB. We are currently seeking DTC eligibility to permit our shares of common stock to be deposited through DTC and facilitate the trading of our shares of common stock on the OTCBB. The sale and distribution of securities offered hereby may be effected in one or more transactions that may take place on the OTCBB, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders. The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” on page 5 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 8, 2014.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read the entire prospectus carefully, including our consolidated financial statements and the related notes included in or incorporated by reference into this prospectus and the information set forth under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

As used in this prospectus, unless the context otherwise indicates, the references to “BG Staffing,” “we,” “our,” or “us” refer to LTN Acquisition, LLC, together with its subsidiaries (including LTN Staffing, LLC), prior to the merger of LTN Acquisition, LLC with and into LTN Staffing, LLC and the subsequent conversion of the surviving limited liability company into a Delaware corporation, and BG Staffing, Inc. and its consolidated subsidiaries on or after such merger and conversion (the merger took place on November 1, 2013, and the conversion took place on November 3, 2013). Unless otherwise indicated or the context otherwise requires, financial and operating data in this prospectus reflects the consolidated business and operations of LTN Staffing, LLC and its wholly-owned subsidiaries prior to such merger and conversion, and BG Staffing, Inc. and its wholly-owned subsidiaries after such merger and conversion. LTN Acquisition, LLC had no operations; thus, the financial statements of this entity have not been included in this prospectus.

Our Company

We are a national, temporary staffing company that provides temporary workers to a variety of customers that are seeking to match their workforce requirements to their business needs. We have 28 branch offices in 10 states within the U.S.

Our Industry

The temporary staffing industry supplies temporary staffing services to customers to help them minimize the cost and effort of workforce planning. These services also enable the customer to rapidly respond to changes in business conditions, and in some cases to convert fixed labor costs to variable costs. Temporary staffing companies act as intermediaries in matching available temporary workers to customer assignments. The demand for a flexible workforce continues to grow with competitive and economic pressures to reduce costs and respond to changing market conditions.

The temporary staffing market is subject to volatility based on overall economic conditions. Historically, in periods of economic growth, the number of companies providing temporary staffing services has increased due to low barriers to entry. During recessionary periods, the number of companies has decreased through consolidation, bankruptcies or other events. The temporary staffing industry is experiencing increased demand in relation to total job growth as customers have placed a greater priority on maintaining a more flexible workforce.

The temporary staffing industry is large and highly fragmented with many competing companies. Staffing companies compete both to recruit and retain a supply of temporary workers and to attract and retain customers to use these workers. Customer demand for temporary staffing services is dependent on the overall strength of the labor market and trends toward greater workforce flexibility. The temporary staffing industry includes a number of markets focusing on business needs that vary widely in duration of assignment and level of technical specialization.

We have diversified our operation to provide temporary workers within distinct segments of the industry. We refer to these segments as Light Industrial, Multifamily and IT Staffing.

Light Industrial Segment

Our Light Industrial segment provides temporary workers to primarily distribution and logistics customers needing a flexible workforce. We currently have offices in Sulphur Springs, Texas, Corsicana, Texas, Ennis, Texas, Greenville, Texas, Gainesville, Texas, El Paso, Texas, Mesquite, Texas, Austin, Texas, Dallas, Texas, Olive Branch, Mississippi, Southaven, Mississippi, Waukegan, Illinois and Milwaukee, Wisconsin. Our Light Industrial segment temporary workers perform services in a variety of skilled and unskilled positions. The workers we assign to our Light Industrial customers are our temporary workers, although our customers provide on-the-job direction, control and supervision.

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Multifamily Segment

Our Multifamily segment is a leading provider of front office and maintenance personnel to the multifamily housing industry. We currently have offices in Dallas, Texas; Austin, Texas; San Antonio, Texas; Houston, Texas; Atlanta, Georgia; Phoenix, Arizona; Charlotte, North Carolina; Raleigh, North Carolina; Chicago, Illinois, Tampa, Florida; Jacksonville, Florida; and Orlando, Florida. The workers we assign to our Multifamily customers are our temporary workers, although our customers provide on-the-job direction, control and supervision.

IT Staffing Segment

Our IT Staffing segment provides highly skilled information technology professionals with expertise in SAP ERP, SAP BI, Hyperion, Oracle ERP, Oracle BI and Peoplesoft. Our customers include large Fortune 500 companies, as well as consulting firms engaged in systems integration projects. We operate our national coverage of the market from our offices in Durham, North Carolina and Pawtucket, Rhode Island.

Growth Strategy

We are committed to growing our operations. Our growth strategy is reliant upon both acquisitions and organic growth. We will continue to evaluate opportunities utilizing our proven approach to the assessment, valuation, and integration of acquisitions. Additionally, we are committed to continue to grow our operations in our current markets, as well as expand into new markets within the industries that we currently serve.

We are organized to handle many of the administrative functions at our corporate location such that our branches can focus on business development and the effective recruiting, and assignment of temporary workers.

We will continue to invest in technology and process improvements, as necessary, to ensure that we are operating at optimal productivity and performance.

Conversion into a Delaware Corporation

Reorganization

BG Staffing, Inc. is the successor by conversion to LTN Staffing, LLC, which was a Delaware limited liability company. LTN Staffing, LLC, which did business as BG Staffing, was organized in Delaware in August, 2007, as a wholly-owned subsidiary of LTN Acquisition, LLC. LTN Acquisition, LLC and LTN Staffing, LLC have effected a reorganization (the “Reorganization”) through the merger of LTN Acquisition, LLC with and into LTN Staffing, LLC, with LTN Staffing, LLC continuing as the surviving entity in the merger, and the conversion at LTN Staffing, LLC from a Delaware limited liability company into a Delaware corporation, which is named BG Staffing, Inc. The merger was completed on November 1, 2013, and the conversion was completed on November 3, 2013. LTN Acquisition, LLC had two classes of units of membership interests outstanding (i.e., Class A units and Class B units) which represented a member’s interest in LTN Acquisition, LLC. In the merger, each member of LTN Acquisition, LLC received equivalent units in LTN Staffing, LLC as the surviving company in the merger. In the subsequent conversion, which was deemed a “liquidation” of LTN Staffing, LLC under its limited liability company agreement (which was substantially identical to the limited liability company agreement of LTN Acquisition, LLC in place immediately prior to the merger), shares of BG Staffing, Inc. were issued and distributed to the former members of LTN Staffing, LLC as “liquidation proceeds” in amounts determined in accordance with the liquidation provisions of the LTN Staffing, LLC’s limited liability company agreement. The shares of common stock of BG Staffing, Inc. issued in the conversion and to be offered by the selling stockholders have rights as further described under “Description of Capital Stock.”

Partnership Status of LTN Acquisition, LLC and LTN Staffing, LLC

LTN Acquisition, LLC had been reported since its inception as a partnership for federal tax purposes, and LTN Staffing, LLC had reported since its inception as an entity that was disregarded and treated as a branch of LTN Acquisition, LLC for federal tax purposes. LTN Acquisition, LLC and LTN Staffing, LLC continued to maintain their respective status for federal tax purposes until the Reorganization was completed. Consequently, the former members of LTN Acquisition, LLC will pay federal income taxes on LTN Acquisition, LLC’s taxable income (or loss) from operations through the day of Reorganization. Historically, LTN Acquisition, LLC had not distributed money to its members; however, immediately prior to the Reorganization, LTN Acquisition, LLC distributed an aggregate amount of $1.2 million to its members as a tax distribution. Members will be responsible for the payment of taxes on their distributive share of LTN Acquisition, LLC’s taxable income for the taxable year of LTN Acquisition, LLC that ended immediately prior to the Reorganization, regardless of whether the tax distribution to the Members is sufficient to satisfy their respective tax liability.

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Corporate Information

Our principal executive offices are located at 5000 Legacy Drive, Suite 350, Plano, Texas 75024. Our telephone number at that location is (972) 692-2400. Our website address is www.bgstaffinggroup.com. The reference to our website is a textual reference only. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

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The Offering

Common Stock Outstanding	5,598,847 shares

Common Stock Offered by Selling Stockholders	1,541,470 shares

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders. We have agreed to pay substantially all of the expenses related to this offering, which we estimate to be approximately $570,000. See “Use of Proceeds.”

Dividend Policy	We do not plan on paying dividends on our common stock. We anticipate that we will retain future earnings, if any, to finance the continued development and expansion of our business. The declaration and payment of all future dividends, if any, will be at the discretion of our board of directors and will depend upon, among offer things, our financial condition, earnings, contractual conditions, restrictions imposed by our senior credit facility or applicable laws and other factors that our board of directors may deem relevant. See “Dividend Policy.”

Quotation of Common Stock	Our common stock is quoted on the OTC Bulletin Board under the symbol “BGSF.” As of April 8, 2014, there have been no sales of our common stock reported by the OTCBB. We are currently seeking DTC eligibility to permit our shares of common stock to be deposited through DTC and facilitate the trading of our common stock on the OTCBB.

Risk Factors	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

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RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus and any prospectus supplement, including those risk factors described in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, in evaluating an investment in our common stock. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements may include, but are not limited to, statements with respect to our future financial or operating performance, future plans and objectives, competitive positioning, requirements for additional capital, government regulation of operations and the timing and possible outcome of litigation and regulatory matters. All statements other than statements of historical fact, included or incorporated by reference in this prospectus that address activities, events or developments that we, or our subsidiaries, expect or anticipate may occur in the future are forward-looking statements. Often, but not always, forward-looking statements can be identified by use of forward-looking words such as “may,” “could,” “would,” “might,” “will,” “expect,” “intend,” “plan,” “budget,” “scheduled,” “estimate,” “anticipate,” “believe,” “forecast,” “future” or “continue” or the negative thereof or similar variations. Forward-looking statements are based on certain assumptions and analyses made by us, in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and known and unknown risks, many of which are outside our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Important factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among other things, general business, economic, competitive, political and social uncertainties, the actual results of current operations, industry conditions, research and development activities, intellectual property and other proprietary rights, production risks, liabilities inherent in our industry, accidents, labor disputes, delays in obtaining regulatory approvals or financing and general market factors, including interest rates, currency exchange rates, equity markets, business competition, changes in government regulations. Additional risks and uncertainties include, but are not limited to, those described under the heading “Risk Factors” beginning on page 5 of this prospectus.

Although we have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in the forward looking statements, there may be other factors that cause results to differ from those anticipated. Forward-looking statements contained in this prospectus are made as of the date hereof and we disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, results or otherwise, except as required by applicable securities laws.

The forward-looking statements contained in this prospectus are expressly qualified by this cautionary statement. We have no duty to update any of the forward-looking statements after the date of this prospectus or to conform such statements to actual results or to changes in our expectations, except as otherwise required by applicable law.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders. We have agreed to pay substantially all of the expenses related to this offering, which we estimate to be approximately $570,000.

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DIVIDEND POLICY

We have not paid in the past and we do not anticipate paying in the future cash dividends on our common stock. We anticipate that we will retain future earnings, if any, to finance the continued development and expansion of our business. Our ability to pay dividends is restricted under the terms of our senior credit facility and may be restricted under other agreements governing our outstanding indebtedness from time to time. Any future determination with respect to the payment of dividends will be at the discretion of our board of directors and will be dependent upon, among other things, our financial condition, results of operations, capital requirements, the terms of our then existing indebtedness, general economic conditions and other factors considered relevant by our board of directors.  See “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources–Senior Credit Facility” included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, which is incorporated by reference herein, for a description of the restrictions in our senior credit facility on our ability to issue dividends.

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UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma combined statement of operations for the fiscal year ended December 29, 2013, has been derived from our historical consolidated financial statements and the historical financial statements of InStaff (through May 28, 2013, the date of acquisition) included elsewhere in this prospectus, as adjusted to give effect to the acquisition of InStaff as if the acquisition and related events had occurred on December 31, 2012 (the first day of our 2013 fiscal year) with respect to the pro forma combined statements of operations.

The unaudited pro forma adjustments are based on available information and assumptions that we believe are reasonable and are described in the accompanying footnotes, which should be read in conjunction with these unaudited pro forma consolidated financial statements. The unaudited pro forma consolidated financial statements should be read in conjunction with the information contained in Item 6 “Selected Financial Data,” and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2013 and “Prospectus Summary—Recent Developments” and our audited consolidated financial statements and the notes thereto included or incorporated by reference in this prospectus.

The unaudited pro forma combined statement of operations does not reflect operational and administrative cost savings, which we refer to as synergies, that management of the combined company estimates may be achieved as a result of the acquisition, or other incremental costs that may be incurred as a direct result of the acquisition.

The unaudited pro forma combined financial statements are for illustrative and informational purposes only and should not be considered indicative of the results that would have been achieved had the transaction been consummated on the date or for the periods indicated. Also, the unaudited pro forma combined financial statements should not be viewed as indicative of statement of operations data for any future period.

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UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FISCAL YEAR ENDED DECEMBER 29, 2013

(in thousands, except per share data)

	BG Staffing Historical Fiscal Year Ended December 29, 2013	Conversion to C Corporation		InStaff Holdings Corporation Period of January 1, 2013 - May 28, 2013	InStaff Holdings Corporation Pro Forma Adjustments		Pro Forma Combined

Revenue	$151,678	-		$20,924	$-		$172,602
Cost of Sales	122,616	-		17,921	-		140,537
Gross Profit	29,062	-		3,003	-		32,065
Selling, General and Administrative Expenses	19,275	-		2,794	175	(a)	22,244
Depreciation and Amortization	4,894	-		36	258	(b)	5,188
Income (Loss) from Operations	4,893	-		173	(433)		4,633
Interest Expense, net	4,057	-		69	330	(c)	4,456
Income (loss) Before Income Taxes	836	-		104	(763)		177
Income Tax (Expense) Benefit	7,463	(536)	(d)	(85)	-		6,842
Net Income (Loss)	$8,299	$(536)		$19	$(763)		$7,019

Per Share Data:
Basic Earnings (Loss) per Share							$1.29
Diluted Earnings (Loss) per Share							$1.24

Weighted Average Number of Shares:
Basic							5,425
Diluted							5,646

(a)	The adjustment to selling, general and administrative expenses reflects the removal of management fees paid by InStaff to one of its current stockholders. The payment of this management fee ceased upon the acquisition.

(b)	The adjustment to depreciation and amortization reflects the amortization of intangible assets acquired in the acquisition of InStaff, net of the reduction in depreciation expense due to the extended useful life of the property and equipment upon acquisition. We expect to amortize the fair value of the identifiable intangible assets with finite lives on a straight-line basis over an estimated useful life of five years.

(c)	The adjustment to interest expense reflects the additional $0.4 million of interest expense related to the additional debt issued to finance the acquisition of InStaff. We issued an additional $6.0 million of subordinated loans, which carried the same fixed 14% annual interest rate as the then outstanding subordinated loans, and borrowed an additional $3.0 million on our then existing revolver, which had an interest rate of 3.9% at December 29, 2013. The adjustment to interest expense also removes the $0.06 million of interest expense incurred by InStaff on a line of credit that was not assumed.

(d)	The adjustment to income taxes reflects the conversion to a C corporation. Please also see note A on the unaudited pro forma combined balance sheet.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and provisions of our certificate of incorporation and our bylaws and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which have been or will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part. References in this section to the “Company,” “we,” “us” and “our” refer to BG Staffing, Inc. and not to any of its subsidiaries.

Authorized Capitalization

Our certificate of incorporation provides that our authorized capital stock consists of 19,500,000 shares of common stock, par value $0.01 per share and 500,000 shares of undesignated preferred stock, par value $0.01 per share. As of April 8, 2014, we have 5,598,847 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Our common stock was initially issued to former holders of the Class A and Class B units of LTN Acquisition, LLC, the direct parent of LTN Staffing, LLC, in connection with the Reorganization, which is further described under “Prospectus Summary—Conversion into a Delaware Corporation.”

Voting Rights

Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Our common stock votes as a single class on all matters relating to the election of directors to our board of directors and as provided by law. Holders of our common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors and as otherwise provided in our certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. The election of directors will be decided by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election.

Dividend Rights

The holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. See “Dividend Policy.”

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Other Rights

Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, and all shares registered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Quotation of Securities

Our common stock is quoted on the OTCBB under the symbol “BGSF.”  As of April 8, 2014, there have been no sales of our common stock reported by the OTCBB. We are currently seeking DTC eligibility to permit our shares of common stock to be deposited through DTC and facilitate the trading of our common stock on the OTCBB.

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Transfer Agent and Registrar

American Stock Transfer & Trust Company serves as the transfer agent and registrar for our common stock.

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors to provide for the issuance of shares of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.

Board Composition

Our board of directors is divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. L. Allen Baker, Jr. is in the class of directors whose term expires at the first annual meeting of stockholders following the date of this prospectus. Richard L. Baum, Jr. is in the class of directors whose term expires at the second annual meeting of stockholders following the date of this prospectus. Douglas E. Hailey is in the class of directors whose term expires at the third annual meeting of stockholders following the date of this prospectus. At each annual meeting of our stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their respective successors are elected and qualified.

Corporate Opportunity

Richard L. Baum, Jr. and Douglas E. Hailey, who are principals of Taglich Private Equity LLC, serve on our board of directors. Taglich Private Equity LLC or its affiliates may hold equity interests in entities that directly or indirectly compete with us, and companies in which they currently invest may begin competing with us. As a result of these relationships, when conflicts between the interests of Taglich Private Equity LLC or its affiliates, on the one hand, and of our stockholders generally, on the other hand, arise, these directors may not be disinterested. Although our directors and officers have a duty of loyalty to us under Delaware law and our certificate of incorporation, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (1) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our board of directors and a majority of our disinterested directors approves the transaction, (2) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our stockholders and a majority of our disinterested stockholders approve the transaction or (3) the transaction is otherwise fair to us. Our certificate of incorporation also provides that any principal, officer, member, manager and/or employee of Taglich Private Equity, LLC or Taglich Brothers, Inc. or any entity that controls, is controlled by or under common control with, those entities (other than the company or any company that is controlled by the company) or any investment funds or portfolio companies managed by the foregoing will not be required to offer any transaction opportunity of which they become aware to us and could take any such opportunity for themselves or offer it to other companies in which they have an investment.

Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

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Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Classified Board of Directors

Our certificate of incorporation provides that our board of directors is divided into three classes, with each class serving three-year staggered terms. In addition, under our certificate of incorporation, our directors may only be removed for cause and only upon the affirmative vote of the majority of the total voting power of our outstanding voting stock, at a meeting of our stockholders called for that purpose. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company. Only our board of directors will be able to fill vacancies on our board of directors or increase the size of our board.

Requirements for Nominations and Proposals at Stockholder Meetings

Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. Our bylaws also provide that nominations of persons for election to our board of directors may be made at a meeting of stockholders at which directors are to be elected pursuant to the notice of meeting (1) by or at the direction of our board of directors or (2) provided that our board of directors has determined that directors shall be elected at such meeting, by any stockholder who (i) is a stockholder of record both at the time the notice is delivered and on the record date for the determination of stockholders entitled to vote at the meeting, (ii) is entitled to vote at the meeting and upon such election and (iii) complies with the notice procedures set forth in our bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our company’s certificate of incorporation provides otherwise. Our certificate of incorporation provides that any action required or permitted to be taken by the stockholders may be effected only at a duly called annual or special meeting unless our board of directors approves in advance the action to be taken by written consent and the taking of the action by written consent.

Business Combinations with Interested Stockholders

We have elected in our certificate of incorporation not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. However, our certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that (i) Taglich Private Equity LLC, Taglich Brothers, Inc. and any of their affiliates or associates, including any investment funds or portfolio companies managed by the foregoing, (ii) any other person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of our stock and (iii) any person who would otherwise be an interested stockholder because of a transfer of 5% or more of our outstanding voting stock by any person described in clause (i) or (ii) to such person will be excluded from the “interested stockholder” definition in our certificate of incorporation and will therefore not be subject to the restrictions therein that have the same effect as Section 203.

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Requirements for Amendments to our Certificate of Incorporation

Our certificate of incorporation provides that the provisions of our certificate of incorporation relating to the size and composition of our board of directors, limitation on liabilities of directors, stockholder action by written consent, the undesignated preferred stock, business combinations with interested persons, corporate opportunities, amendment of our certificate of incorporation and the Court of Chancery as the exclusive forum for certain disputes, may only be amended, altered, changed or repealed by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of our outstanding shares of capital stock entitled to vote thereon, voting together as a single class.

The following description of our common stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock that may be offered under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus forms a part. The terms of our common stock and preferred stock may also be affected by Delaware law.

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SELLING STOCKHOLDERS

The following table sets forth information as of April 8, 2014, to our knowledge, about the beneficial ownership of our common stock by the selling stockholders both before and immediately after the offering.

We believe that the selling stockholders have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them unless otherwise indicated.

The percent of beneficial ownership for the selling stockholders is based on 5,598,847 shares of common stock outstanding as of April 8, 2014.  Options and warrants to purchase shares of our common stock held by certain investors that are currently exercisable or exercisable within 60 days of April 8, 2014 are considered outstanding and beneficially owned by such investors for the purpose of computing their respective percentage ownership but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.  Unless otherwise stated below, to our knowledge, none of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.

Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days, including upon exercise of warrants to purchase shares of our common stock.

The shares of common stock being offered pursuant to this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders.  After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.

Except as described below, the selling stockholders are neither broker-dealers nor affiliates, as defined in Rule 405, of broker-dealers.

Information about the selling stockholders may change over time.  Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

15

	Shares Beneficially Owned as of the Date of this Prospectus			Shares Offered by this	Shares Beneficially Owned After this Offering(1)
Name of Selling Stockholder	Number		Percent	Prospectus	Number	Percent
David L. Allen	200		*	100	100	*
Applebaum Family Limited Partnership(6)	38,819	(39)	*	18,990	19,829	*
David Axelrod	3,396		*	1,698	1,698	*
L. Allen Baker, Jr.(2)	400,701	(4)	6.9%	182,469	218,232	3.8%
Bart Baker & Wendy Baker(27)	499		*	250	249	*
Barktones LLC(7)	47,889		*	23,945	23,944	*
Richard L. Baum, Jr.(3)	76,816	(5)	1.4%	52,540	24,276	*
Keith Becker	23,841	(28)	*	11,711	12,130	*
Ronald A. Bero	27,831	(28)	*	13,706	14,125	*
Monica Bertsch	998		*	499	499	*
The Bibicoff Family Trust(8)	15,258		*	7,629	7,629	*
Steven A. Boggs	26,112		*	13,056	13,056	*
Ed Brody	998		*	499	499	*
Brookside Pecks Capital Partners, L.P.(41)	377,698		6.7%	188,850	188,848	3.8%
Brookside Mezzanine Fund II L.P.(41)	119,476		2.1%	119,476	0	*
Phillip L. Burnett & Allyson Burnett(27)	240		*	120	120	*
The Carolyn L. Foutch Living Trust(25)	18,448		*	9,224	9,224	*
Robert B. Cashion	13,069	(29)	*	6,451	6,618	*
Eliot D. Cohen & Bonnie S. Cohen(27)	3,441		*	1,721	1,720	*
Edward J. Cook	13,303		*	6,652	6,651	*
John W. Crow	4,776		*	2,388	2,388	*
The Dennis Revocable Trust(9)	5,318	(30)	*	2,519	2,799	*
Robert J. Edmondson	15,270	(28)	*	7,425	7,845	*
Dennis Fortin	149,593	(31)	2.70%	73,958	75,635	1.40%
Foutch Family Living Trust(10)	22,938		*	11,469	11,469	*
Douglas Friedrich & Melanie Friedrich(27)	24,422		*	12,211	12,211	*
Robert P. Giesen	2,860		*	1,430	1,430	*
James Q. Grimshaw	200		*	100	100	*
John C. Guttilla and Peggy Guttilla(27)	4,129		*	2,065	2,064	*
H. Philip Howe Trust(11)	13,270		*	6,635	6,635	*
Michael P. Hagerty	11,688	(38)	*	5,676	6,012	*
Jeffrey G. Hipp and Mary A. Hipp(27)	41,093	(28)	*	20,337	20,756	*
Glenn R. Hubbard	66,113	(33)	1.2%	32,428	33,685	*
Irrevocable Gifting Trust Under Agreement Ben Roy Smith(26)	599		*	300	299	*
Thomas R. Jennett & Jodi K. Jennett(27)	11,262		*	5,631	5,631	*
Ronald Johnson	15,155	(30)	*	7,438	7,717	*
Howard A. Kalka	37,150	(28)	*	18,365	18,785	*
William N. Kehl	8,514	(30)	*	4,117	4,397	*
Randall S. Knox	20,829	(28)	*	10,205	10,624	*
Terry J. Kuras	3,740		*	1,870	1,870	*
Peder G. Larsen and Margaret S. Larsen(27)	1,198		*	599	599	*
Legg Mason SBIC Mezzanine Fund, L.P.(41)	447,404		8.0%	223,702	223,702	4.0%
A.F. Lehmkuhl	5,161		*	2,581	2,580	*
Andrew K. Light	63,821	(40)	1.1%	31,212	32,609	*
Gary L. Manka	2,436		*	1,218	1,218	*
Joseph Martha	3,269		*	1,635	1,634	*
Mary Marguerite Schnurer Family Trust(23)	9,993		*	4,997	4,996	*
Pat S. McCrory	8,939	(32)	*	4,365	4,574	*
Donald B. McCulloch Trust(12)	11,099	(32)	*	5,445	5,654	*
Bruce C. McDermott & Margaret G. McDermott(27)	3,441		*	1,721	1,720	*
P. Kenneth Nitz	13,047		*	6,524	6,523	*
Sandra P. Nitz	8,165		*	4,083	4,082	*
Norman & Sally Ravich Family Trust(13)	6,685		*	3,343	3,342	*
Norper Investments(14)	13,386	(34)	*	6,414	6,972	*
David L. Pastrich	6,186		*	3,093	3,093	*
Wulf Paulick & Renate Paulick(27)	34,035	(28)	*	16,808	17,227	*
Powell Family Limited Partnership(15)	8,595	(32)	*	4,193	4,402	*
Rachel T. Baroni Trust(16)	25,544	(35)	*	12,423	13,121	*
John J. Resich, Jr.	5,904		*	2,952	2,952	*
Arthur Resnikoff	200		*	100	100	*
Riverview Financial Corporation	4,912	(30)	*	2,316	2,596	*
Robert L. Debruyn Trust(17)	70,111	(36)	1.3%	34,357	35,754	*
Roger W. & Joyce M. Lunstra Living Trust(18)	33,325		*	16,663	16,662	*
Ira A. Rosenberg	7,649		*	3,825	3,824	*
Joseph A. Ruggiero & Joann Ruggiero(27)	8,477		*	4,239	4,238	*
Jeffrey L. Sadar & Barbara A. Sadar(27)	13,922		*	6,961	6,961	*
Glenn Schabel	6,532	(29)	*	3,182	3,350	*
Andrew M. Schatz & Barbara F. Wolf(27)	13,802		*	6,901	6,901	*
Allan F. Shapiro	6,652		*	3,326	3,326	*
The Shirley J. Lewis Marital Trust B(19)	43,899		*	21,950	21,949	*
Michael L. Smith	5,161		*	2,581	2,580	*
Sterling Family Investment LLC(20)	188,155	(37)	3.4%	92,869	95,286	1.7%
Merle F. Stockley, Jr.	7,184		*	3,592	3,592	*
Tag/Kent Partnership(24)	42,080	(32)	*	20,935	21,145	*
Susan Thorstenn & Magnus G. Thorstenn(27)	28,630		*	14,315	14,315	*
Tracey H. Debruyn Trust(21)	70,111	(36)	1.3%	34,357	35,754	*
Mark E. Vaughan & Andrea G. Vaughan(27)	5,288		*	2,644	2,644	*
John R. Wiencek	12,376	(38)	*	6,020	6,356	*
William C. Steele Living Trust(22)	20,417	(39)	*	9,789	10,628	*
Tad Wilson	15,252		*	7,626	7,626	*
Paul R. Winter	40,318	(36)	*	19,461	20,857	*
Total	2,990,713		51.0%	1,541,470	1,449,243	24.7%

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*	Less than 1%.

(1)	Assumes the sale of all shares of common stock offered pursuant to this prospectus.

(2)	Mr. Baker is one of our directors and our President and Chief Executive Officer.

(3)	Mr. Baum is one of our directors and is affiliated with certain entities we have had or currently have relationships with as further discussed in Item 13 “Certain Relationships and Related Transactions, and Director Independence” of our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, which is incorporated by reference herein. Richard Baum is a principal of Taglich Private Equity LLC, an affiliate of Taglich Brothers, Inc., a broker–dealer. Mr. Baum owned membership units of LTN Acquisition, LLC, the direct parent of LTN Staffing, LLC prior to the Reorganization. Mr. Baum acquired the membership units of LTN Acquisition, LLC, and acquired his shares of common stock of BG Staffing, Inc. in the Reorganization, in the ordinary course of business. At the time of acquiring his membership units of LTN Acquisition, LLC, he had no agreements or understandings, directly or indirectly, with any person to distribute such membership units. Moreover, at the time of acquiring the shares of common stock of BG Staffing, Inc., he did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares.

(4)	Includes 217,673 shares of common stock underlying stock options, 15,249 shares of common stock held by a trust and 559 shares of common stock issuable upon exercise of warrants to purchase shares of common stock held by Mr. Baker individually.

(5)	Includes 5,897 shares of common stock underlying stock options, 47,152 shares of common stock held by a private investment company controlled by Mr. Baum and 18,379 shares of common stock issuable upon exercise of warrants to purchase shares of common stock held by such private investment company. Also includes 5,388 shares of common stock held by a family trust.

(6)	Irving Applebaum is the Chief Investment Officer of Applebaum Family Limited Partnership and has voting and investment control over the shares of our common stock held in the name of such entity.

(7)	Sara Penn has voting and investment control over the shares held in the name of Barktones LLC.

(8)	Harvey Bibicoff is the trustee of The Bibicoff Family Trust and has voting and investment control over the shares held in the name of The Bibicoff Family Trust.

(9)	Steven J. Dennis and Sona M. Dennis are the trustees of The Dennis Revocable Trust have voting and investment control over the shares held in the name of The Dennis Revocable Trust.

(10)	Carolyn Foutch is the trustee of the Foutch Family Living Trust and has voting and investment control over the shares held in the name of the Foutch Family Living Trust.

(11)	H. Philip Howe is the trustee of the H. Philip Howe Trust and has voting and investment control over the shares held in the name of H. Philip Howe Trust.

(12)	Donald B. McCulloch and Jacqueline M. McCulloch are the trustees of the Donald B. McCulloch Trust and have voting and investment control over the shares held in the name of Donald B. McCulloch Trust.

(13)	Mark Ravich is the trustee of the Norman & Sally Ravich Family Trust and has voting and investment control over the shares held by Norman & Sally Ravich Family Trust.

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(14)	Norman Perry has voting and investment control over the shares held by Norper Investments Inc.

(15)	Ron Powell is the general partner of Powell Family Limited Partnership and has voting and investment control over the shares held in the name of Powell Family Limited Partnership.

(16)	Rachel T. Baroni and Philip J. Baroni are the trustees of the Rachel T. Baroni Trust and have voting and investment control over the shares held in the name of the Rachel T. Baroni Trust.

(17)	Tracey Debruyn and Robert Debruyn are the trustees of the Robert L. Debruyn Trust and have voting and investment control over the shares held in the name of the Robert L. Debruyn Trust.

(18)	Roger Lunstra and Joyce Lunstra are the trustees of the Roger W. & Joyce M. Lunstra Living Trust and have voting and investment control of the shares held in the name of Roger W. & Joyce M. Lunstra Living Trust.

(19)	Guy W. Lewis is the trustee of The Shirley J. Lewis Marital Trust B and has voting and investment control over the shares held by The Shirley J. Lewis Marital Trust B.

(20)	Arthur Sterling is the manager of Sterling Family Investment LLC and has voting and investment control over the shares held in the name of Sterling Family Investment LLC.

(21)	Tracey Debruyn and Robert Debruyn are the trustees of the Tracey H. Debruyn Trust and have voting and investment control over the shares held in the name of the Tracey H. Debruyn Trust.

(22)	William C. Steele is the trustee of the William C. Steele Living Trust and has voting and investment control over the shares held in the name of the William C. Steele Living Trust.

(23)	Mary Schnurer is the trustee of the Mary Marguerite Schnurer Family Trust and has voting and investment control over the shares held in the name of the Mary Marguerite Schnurer Family Trust.

(24)	Michael Taglich has voting and investment control over the shares held in the name of Tag/Kent Partnership. Michael Taglich is the chairman and president of Taglich Brothers, Inc., a broker–dealer and an affiliate of Taglich Private Equity, LLC, and we have had or currently have relationships with such entities as further discussed in Item 13 “Certain Relationships and Related Transactions, and Director Independence” of our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, which is incorporated by reference herein. Michael Taglich is the beneficial owner of our common stock as discussed in Item 12 “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” of our Annual Report on Form 10-K.

(25)	Carolyn L. Foutch is the trustee of The Carolyn L. Foutch Living Trust and has voting and investment control over the share held in the name of the The Carolyn L. Foutch Living Trust.

(26)	Joyce Lynch Smith is the trustee of the Irrevocable Gifting Trust Under Agreement Ben Roy Smith and has voting and investment control over the shares held in the name of the Irrevocable Gifting Trust Under Agreement Ben Roy Smith.

(27)	These shares are held in joint tenancy with right of survivorship.

(28)	Includes warrants to purchase 420 shares of our common stock.

(29)	Includes warrants to purchase 168 shares of our common stock.

(30)	Includes warrants to purchase 280 shares of our common stock.

(31)	Includes warrants to purchase 1,677 shares of our common stock.

(32)	Includes warrants to purchase 210 shares of our common stock.

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(33)	Includes warrants to purchase 1,258 shares of our common stock.

(34)	Includes warrants to purchase 559 shares of our common stock.

(35)	Includes warrants to purchase 699 shares of our common stock.

(36)	Includes warrants to purchase 1,397 shares of our common stock.

(37)	Includes warrants to purchase 2,417 shares of our common stock.

(38)	Includes warrants to purchase 336 shares of our common stock.

(39)	Includes warrants to purchase 839 shares of our common stock.

(40)	Includes warrants to purchase 1,397 shares of our common stock.

(41)	These entities were the holders of our subordinated notes until such notes were paid on January 29, 2014.

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PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

Our common stock is quoted on the OTC Bulletin Board under the symbol “BGSF.”  As of April 8, 2014, there have been no sales of our common stock reported by the OTCBB. We are currently seeking DTC eligibility to permit our shares of common stock to be deposited through DTC and facilitate the trading of our shares of common stock on the OTCBB.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

 The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such beneficial owner before the offering; (4) the amount to be offered for the beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such beneficial owner after the offering is complete.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

20

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act if, and at such time as, they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

21

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board under the symbol “BGSF.”  As of April 8, 2014, there have been no sales of our common stock reported by the OTCBB. We are currently seeking DTC eligibility to permit our shares of common stock to be deposited through DTC and facilitate the trading of our common stock on the OTCBB.

Options, Warrants and Convertible Securities

A total of 790,512 shares of our common stock are subject to outstanding options, warrants and convertible securities.

Registration of Our Common Stock and Resales Under Rule 144

Except as to the shares offered by the selling stockholders hereunder, we have not agreed to register any of our shares of outstanding common stock. None of our shares of common stock are eligible for resale under Rule 144 as of April 8, 2014.

Except for the shares offered by the selling stockholders hereunder, no common stock is being or has been publicly proposed to be publicly offered by us.

Temporary Restriction of Resale of Our Common Stock

In order to secure certain tax benefits associated with the Reorganization, our certificate of incorporation provides that our common stock is not transferable without the written consent of our board of directors for a period of six months following November 3, 2013. Any certificates representing our shares of common stock will contain a restrictive legend setting forth such restriction. The board of directors has consented to the transfer of the common stock offered by the selling stockholders.

Holders

There are approximately 280 record holders of our common stock as of April 8, 2014.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF OUR SHARES

Subject to the assumptions, qualifications, and limitations set forth below and the accuracy of factual matters, the following is the opinion of Fulbright & Jaworski LLP, counsel to BG Staffing, Inc. with respect to the material U.S. federal income tax consequences of the ownership and disposition of shares of our common stock. Counsel’s opinions are limited to statements of U.S. federal income tax law, and regulations and legal conclusions with respect thereto. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion. Counsel’s opinions are an expression of professional judgment and are not a guarantee of a result and are not binding on the Internal Revenue Service (the “IRS”) or the courts. Accordingly, no assurance can be given that counsel’s opinions set forth herein will be sustained if challenged by the IRS.

The following discussion summarizes the material U.S. federal income tax consequences that may be applicable to “U.S. holders’ and “non-U.S. holders” (each defined below) with respect to the ownership and disposition of shares of our common stock. This discussion deals only with beneficial owners of shares of our common stock who hold our shares as “capital assets.” This discussion has only limited applicability to those holders who are corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, or other persons subject to specialized tax treatment (such as brokers, dealers in securities, traders in securities that elect mark-to-market treatment, tax-exempt institutions, individual retirement accounts (IRAs), employee benefits plans, real estate investment trusts (REITs), mutual funds, persons who acquire our shares pursuant to the exercise of warrants, options or similar derivative securities or otherwise as compensation, or persons who hold our shares as part of a hedge, straddle or other risk reduction or constructive sale transaction or who hold warrants to acquire our shares).

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date hereof. Future legislative, judicial or administrative changes or interpretations could adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences described herein. We have not obtained, and it is not anticipated that we will attempt to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that the holder would ultimately prevail in a final determination by a court.

This discussion does not purport to address all aspects of the U.S. federal income tax consequences that may be relevant to a holder in light of its particular circumstances. Nor does it address the tax consequences of the ownership and disposition of our shares under state or local or foreign tax laws, or any U.S. federal tax consequences other than U.S. federal income tax consequences. Accordingly, each holder is urged to consult, and depend on, its own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences of the ownership and disposition of our shares.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNING AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER OTHER FEDERAL TAX LAW AND THE LAWS OF APPLICABLE STATE, LOCAL AND FOREIGN TAXING JURISDICTIONS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISORS CONCERNING ANY POSSIBLE ENACTMENT OF LEGISLATION THAT WOULD AFFECT YOUR INVESTMENT IN OUR COMMON STOCK IN YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders

Subject to the qualifications set forth above, the following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our shares by a U.S. holder. You are a U.S. holder if you are a beneficial owner of our shares, and you are for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

23

•	a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

U.S. Holders: Distributions on Our Shares

Distributions made on our shares will generally be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing a stockholder’s adjusted basis in our shares and, to the extent such portion exceeds the stockholder’s adjusted basis, the excess will be treated as gain from the disposition of our shares, the tax treatment of which is discussed below under “—U.S. Holders: Disposition of Our Shares.”

Dividends received by individual U.S. holders of our shares will generally be subject to a reduced tax rate if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. If a U.S. holder is a U.S. corporation, dividends on our shares generally will be eligible for a dividends received deduction, subject to generally applicable limitations on the deduction.

U.S. Holders: Disposition of Our Shares

Gain or loss will be recognized by a U.S. holder on a sale, exchange or other disposition of our shares equal to the difference between the amount realized and the U.S. holder’s tax basis for the shares sold, exchanged or otherwise disposed of. A U.S. holder’s amount realized will be measured by the sum of the cash and the fair market value of other property received by it.

Gain or loss recognized by a U.S. holder on the sale, exchange or other disposition of our shares generally will be taxable as capital gain or loss. Capital gain recognized by a corporation on the sale of our shares generally will be taxed at rates applicable to ordinary income. Capital gain recognized by an individual on the sale of our shares held more than 12 months generally will be taxed at a reduced rate applicable to long-term capital gain. An additional 3.8% tax is imposed on the lesser of (1) the U.S. person’s “net investment income” in the case of an individual, or undistributed “net investment income” in the case of an estate or trust, and (2) the excess of the U.S. person’s modified adjusted gross income in the case of an individual, or adjusted gross income in the case of an estate or trust, in each case for the taxable year over a certain threshold. Among other items, “net investment income” generally includes gross income from interest, dividends and certain gain from the disposition of property, such as our shares, less certain deductions. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

Non-U.S. Holders

Subject to the qualifications set forth above under the caption “Material U. S. Federal Income Tax Consequences Associated with the Ownership and Disposition of Our Shares,” the following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our shares by certain non-U.S. holders (as defined below). For purposes of this discussion you are a “non-U.S. holder” if you are a beneficial owner of our shares and you are not a U.S. holder.

Non-U.S. Holders: Distributions on Our Shares

Subject to the requirements of recently enacted legislation (“FATCA”), which are discussed below, dividends received by a non-U.S. holder that are not effectively connected with a “U.S. trade or business” of the non-U.S. holder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty and the completion of applicable forms. In general, a non-U.S. holder will not be considered to be engaged in a “U.S. trade or business” solely as a result of its ownership of our shares. In cases where dividends received by a non-U.S. holder is treated as effectively connected with the non-U.S. holder’s conduct of a “U.S. trade or business,” the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, and may also be subject to the 30% branch profits tax (or such lower rate as may be specified by applicable treaty) in the case of a non-U.S. holder that is a corporation. A non-U.S. holder that is a corporation generally is not eligible to claim a dividend received deduction.

24

Non-U.S. Holders: Disposition of Our Shares

Subject to the requirements of FATCA discussed below, a non-U.S. holder that owns our shares generally will not be subject to U.S. federal income tax or subject to withholding on any gain recognized on the sale, exchange or other disposition of such shares unless:

•	the gain is considered effectively connected with the conduct of a “U.S. trade or business” by the non-U.S. holder and, where a tax treaty applies, is attributable to a “permanent establishment” of the non-U.S. holder in the U.S.;

•	the non-U.S. holder is an individual who holds our shares as a capital asset and is present in the U.S. for 183 or more days in the taxable year of the sale, exchange or other disposition and other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes within an applicable period of time.

 A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain from the sale under the regular graduated U. S. federal income tax rates in the same manner as if the non-U.S. holder were a U.S. person as defined in the Code, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as maybe be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, exchange or other disposition, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. We do not believe that we are or will become a United States real property holding corporation. However, because the determination of whether we are a U.S. real property holding corporation depends on the fair market value of our U.S. real property assets relative to the fair market value of our other business assets, there can be no assurance that we will not become a U.S. real property holding corporation in the future.

Non-U.S. Holder: FATCA

FATCA generally imposes a 30% withholding tax on dividends on, and gross proceeds from the sale, exchange or disposition of, our shares paid to: (i) a “foreign financial institution” unless the “foreign financial institution” undertakes certain due diligence and reporting obligations or otherwise is exempt from FATCA withholding; and (ii) a “non-financial foreign entity” unless such entity certifies that it does not have any “substantial U.S. owners,” or furnishes identifying information regarding each direct and indirect “substantial U.S. owner,” or otherwise is exempt from FATCA withholding. FATCA will take effect on July 1, 2014 (in the case of a dividend payment) and January 1, 2017 (in the case of gross proceeds).

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payments on our shares and the proceeds from the sale, exchange or other disposition of our shares. An holder of our shares may be subject to backup withholding tax on these payments if he fails to provide his taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding tax.

Backup withholding tax is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed the holder’s actual federal income tax liability and the holder timely provides the required information or appropriate claim form to the IRS.

A holder is encouraged to consult its own tax advisor regarding the application of backup withholding and information reporting.

25

LEGAL MATTERS

The validity of the securities offered in this prospectus and certain other legal matters with respect to securities offered hereby are being passed upon for us by Fulbright & Jaworski LLP (a member of Norton Rose Fulbright), Dallas, Texas.

26

EXPERTS

The audited financial statements of BG Staffing, Inc. for the year ended December 29, 2013 included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Whitley Penn LLP, independent registered public accountants, upon the authority of said firm as experts in giving said report.

The audited financial statements of LTN Staffing, LLC d/b/a BG Staffing as of December 30, 2012 and for the years ended December 30, 2012 and December 25, 2011 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of American Partners, Inc. included in this prospectus have been so included in reliance upon the report of Kahn, Litwin, Renza & Co., Ltd., independent public accountants, upon the authority of said firm as experts in giving said report.

The audited financial statements of InStaff Holding Corporation included in this prospectus have been so included in reliance upon the report of Weaver & Tidwell, L.L.P., independent registered public accountants, upon the authority of said firm as experts in giving said report.

27

DISCLOSURE OF COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws generally provide for the indemnification of our directors and officers to the fullest extent permitted by Delaware law. We are also party to indemnification agreements with our directors and executive officers that clarify and supplement indemnification provisions contained in our bylaws and generally provide for indemnification to the fullest extent permitted by Delaware law. We may also purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

28

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits some information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement of which this prospectus forms a part, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement and other materials we file with the SEC without charge at the office of the SEC at the Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. You may obtain additional information on the operation of Public Reference Room by calling SEC at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at www.sec.gov . The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports and other information at the SEC’s public reference room, and the web site of the SEC referred to above.

29

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The documents listed below (excluding any information furnished but not filed pursuant to Items 2.02 and 7.01 on any Current Report on Form 8-K, or corresponding information furnished under Item 9.01 or included as an exhibit) are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 29, 2013 filed on March 31, 2014; and

•	our Current Reports on Form 8-K filed on February 4, 2014 and February 12, 2014.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

BG Staffing, Inc.

5000 Legacy Drive, Suite 350

Plano, Texas 75024

(972) 692-2400

The above reports and documents incorporated in this prospectus by reference may also be accessed free of charge by visiting our web site, www.bgstaffinggroup.com.

30

INDEX TO FINANCIAL STATEMENTS

American Partners, Inc.:

Independent Auditor’s Report	F-2

Balance Sheets	F-3

Statements of Income and Retained Earnings	F-4

Statements of Cash Flows	F-5

Notes to Financial Statements	F-6

InStaff Holding Corporation:

As of and for the Years ended December 31, 2012 and 2011:

Independent Auditor’s Report	F-10

Consolidated Balance Sheets	F-11

Consolidated Statements of Income	F-12

Consolidated Statements of Stockholders’ Equity	F-13

Consolidated Statements of Cash Flows	F-14

Notes to Consolidated Financial Statements	F-15

As of and for the Twenty-one Week Period ended May 28, 2013:

Unaudited Consolidated Balance Sheet	F-25

Unaudited Consolidated Statement of Income	F-26

Unaudited Consolidated Statement of Cash Flows	F-27

Notes to Unaudited Consolidated Financial Statements	F-28

F-1

INDEPENDENT AUDITORS’ REPORT

To the Stockholders of

American Partners Inc:

We have audited the accompanying balance sheets of American Partners Inc (the Corporation) as of December 3, 2012 and December 31, 2011, and the related statements of income and retained earnings and cash flows for the period January 1, 2012 to December 3, 2012 and the year ended December 31, 2011. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Partners Inc as of December 3, 2012 and December 31, 2011, and the results of its operations and its cash flows for the period January 1, 2012 to December 3, 2012 and the year ended December 31, 2011 in accordance with accounting principles generally accepted in the United States of America.

/s/ Kahn, Litwin, Renza & Co., Ltd.

Waltham, Massachusetts

February 11, 2013

F-2

AMERICAN PARTNERS INC

BALANCE SHEETS

December 3, 2012 and December 31, 2011

	2012	2011
Assets

Current Assets:
Cash and cash equivalents	$1,246,611	$1,317,505
Accounts receivable	5,055,159	4,446,426
Prepaid expenses	31,078	31,494
Employee loans	-	4,238
Loans to stockholders	-	61,398
Total current assets	6,332,848	5,861,061

Property and Equipment, at cost	53,730	50,976
Less accumulated depreciation	35,400	25,371
Net property and equipment	18,330	25,605

Total Assets	$6,351,178	$5,886,666

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	2,511,455	2,099,326
Distributions payable	1,200,561	-
Accrued liabilities	128,248	274,518
Total current liabilities	3,840,264	2,373,844

Stockholders’ Equity:
Common stock, $.01 par value; 10,000,000 shares authorized, 100 shares issued and outstanding	1	1
Additional paid-in capital	99,999	99,999
Retained earnings	2,410,914	3,412,822
Total stockholders’ equity	2,510,914	3,512,822

Total Liabilities and Stockholders’ Equity	$6,351,178	$5,886,666

See accompanying notes to financial statements and independent auditors’ report.

F-3

AMERICAN PARTNERS INC

STATEMENT OF INCOME AND RETAINED EARNINGS

For the Period January 1, 2012 to December 3, 2012

and the Year Ended December 31, 2011

	2012	2011

Revenue	$28,666,095	$25,587,991

Cost of revenue	22,992,864	20,471,205

Gross profit	5,673,231	5,116,786

Selling, general and administrative expenses	3,852,743	3,248,277

Operating income	1,820,488	1,868,509

Other income (expense):
Interest income	3,305	16
Interest expense	-	(8,888)
Total other income (expense), net	3,305	(8,872)

Net Income	1,823,793	1,859,637

Retained earnings, beginning of period	3,412,822	1,553,185

Stockholder distributions	(2,825,701)	-

Retained earnings, end of period	$2,410,914	$3,412,822

See accompanying notes to financial statements and independent auditors’ report.

F-4

AMERICAN PARTNERS INC

STATEMENTS OF CASH FLOWS

For the Period January 1, 2012 to December 3, 2012

and the Year Ended December 31, 2011

	2012	2011

Cash Flows from Operating Activities
Net income	$1,823,793	$1,859,637
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	86,281	52,525
Depreciation	10,029	9,478
Changes in operating assets and liabilities:
Accounts receivable	(695,014)	(944,750)
Prepaid expenses	416	(6,213)
Employee loans	4,238	620
Accounts payable	412,129	490,105
Accrued liabilities	(146,270)	54,698
Net cash provided by operating activities	1,495,602	1,516,100

Cash Flows from Investing Activities:
Purchase of property and equipment	(2,754)	(20,595)
Collections from (loans to) stockholders	50,000	(61,398)
Net cash provided (used) by investing activities	47,246	(81,993)

Cash Flows from Financing Activities:
Principal payments on long-term debt	-	(116,790)
Stockholder distributions	(1,613,742)	-
Net cash used by financing activities	(1,613,742)	(116,790)

Net Increase (Decrease) in Cash and Cash Equivalents	(70,894)	$1,317,317

Cash and Cash Equivalents, beginning of period	1,317,505	188

Cash and Cash Equivalents, end of period	$1,246,611	$1,317,505

Schedule of Noncash Investing and Financing Transactions:
Distributions declared, payable at year-end	$1,200,561	$-

Forgiveness of loan to shareholder	$11,398	$-

Supplemental Cash Flow Information:
Cash paid for interest	$-	$8,888

See accompanying notes to financial statements and independent auditors’ report.

F-5

AMERICAN PARTNERS INC

NOTES TO FINANCIAL STATEMENTS

For the Period January 1, 2012 to December 3, 2012

and the Year Ended December 31, 2011

1.	Nature of Operations

American Partners Inc (the Corporation) is a Rhode Island S Corporation that provides specialized recruiting services to clients looking for business intelligence and enterprise performance management professionals in the Hyperion, Oracle Business Intelligence, Peoplesoft and SAP markets.

2.	Summary of Significant Accounting Policies

This summary of significant accounting policies of the Corporation is presented to assist the reader in understanding the Corporation’s financial statements. The financial statements and notes are representations of the Corporation’s management, who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Basis of Presentation

The Corporation prepares its financial statements on the accrual basis of accounting. The Corporation has a December 31 year-end; however, these financial statements are prepared for the eleven-month period ended December 3, 2012 in connection with the transaction described in Note 9.

Revenue Recognition

The Corporation has two primary forms of revenue: recruitment related and permanent placement related. Revenues are recognized upon the rendering of these services. The majority of revenues are generated by the recruitment business, where billings are generally negotiated and invoiced on a per-hour basis. Accordingly, as contingent workers are placed, revenue is recorded based on hours worked. Permanent placement revenues are recorded as a one-time fee when placements are made.

Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable and accounts payable. The carrying value of these instruments approximates their fair value.

Cash and Cash Equivalents

Cash and cash equivalents include investments in highly liquid debt instruments with an original maturity date of three months or less.

Accounts Receivable

Accounts receivable are carried at anticipated net realizable value. Doubtful accounts are provided for on the basis of anticipated collection losses. The estimated losses are determined from historical collection experience and a review of outstanding accounts receivable. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. As of December 3, 2012 and December 31, 2011, no allowance for doubtful accounts was considered necessary.

The Corporation does not accrue interest on these receivables. A receivable is considered past due if payments have not been received by the Corporation for 30 days. At that time, the Corporation will reevaluate the receivable and determine the appropriate course of action for collection.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for repairs and maintenance are expensed as incurred. Renewals and betterments that materially extend the life of the assets are capitalized. Depreciation is computed on the modified accelerated cost recovery methods over the estimated useful lives of the related assets which range from five to seven years.

F-6

AMERICAN PARTNERS INC

NOTES TO FINANCIAL STATEMENTS

For the Period January 1, 2012 to December 3, 2012

and the Year Ended December 31, 2011

Advertising

Advertising costs are expensed as incurred. Advertising expense for the period January 1, 2012 to December 3, 2012 and the year ended December 31, 2011, was approximately $10,400 and $10,500, respectively.

Income Taxes

The Corporation, with the consent of its stockholders, elected to have its income taxed under the provisions of Subchapter S of the Internal Revenue Code. Subchapter S provides that the individual stockholders be taxed on their proportionate share of the Corporation’s taxable income in lieu of the Corporation paying income taxes. Therefore, no provision or liability for income taxes is reflected in these financial statements. The Corporation’s income tax returns for 2009, 2010, and 2011 are subject to examination by the Internal Revenue Service, generally for three years after they were filed.

Concentrations of Credit Risk

Financial instruments that potentially subject the Corporation to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

The Corporation maintains its operating accounts in one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to specified limits. From time to time, the Corporation had bank balances in excess of federally insured limits.

For the period January 1, 2012 to December 3, 2012, no customer concentrations were present. For the year ended December 31, 2011, two customers represented 27% of the Corporation’s revenue. At December 31, 2011, three customers accounted for 37% of the Corporation’s accounts receivable balance.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

3.	Property and Equipment

Property and equipment consisted of the following:

	2012	2011
Furniture and fixtures	$23,949	$21,195
Equipment	17,331	17,331
Leasehold improvements	12,450	12,450

Total property and equipment	$53,730	$50,976

4.	Long-term Debt

On January 29, 2008, the Corporation entered into a promissory note in the amount of $250,000 with interest payable at 8%. Interest and principal payments were due monthly commencing on February 29, 2008 through January 29, 2013. The note was secured by substantially all of the assets of the Corporation and was personally guaranteed by an owner of the Corporation. On August 5, 2011, the Corporation paid the outstanding balance of the loan.

F-7

AMERICAN PARTNERS INC

NOTES TO FINANCIAL STATEMENTS

For the Period January 1, 2012 to December 3, 2012

and the Year Ended December 31, 2011

5.	Line of Credit

The Corporation has a revolving line of credit with a bank which permits maximum borrowings up to the lower of $1,000,000 or the aggregate sum of 80% of eligible accounts receivable. The line of credit requires interest on borrowings at the bank’s prime rate (3.25% at December 3, 2012 and December 31, 2011, respectively) plus 2.00%. Advances on the credit line are payable upon demand and are secured by substantially all assets of the Corporation and the personal guaranty of one of the stockholders. The line of credit matured on December 4, 2012.

At December 3, 2012 and December 31, 2011, there was no outstanding balance on the line of credit.

In conjunction with the line of credit agreement, the Corporation had agreed to certain financial, transactional and conditional debt covenants. Management believes that the Corporation was in compliance with all covenants at December 3, 2012 and December 31, 2011.

6.	Retirement Plan

The Corporation maintains a 401 (k) profit sharing plan (the Plan), which covers all employees that have met the Plan’s eligibility requirement after having completed six months of service. The Corporation’s contributions to the Plan are at the discretion of senior management. Contributions of approximately $34,000 and $16,500 were made to the Plan for the period January 1, 2012 to December 3, 2012 and the year ended December 31, 2011, respectively.

7.	Commitments and Contingencies

The Corporation has the following commitments and contingencies:

Operating Lease Commitments

The Corporation leases office space in Pawtucket, Rhode Island under a non-cancelable operating lease which expires in February, 2014. The monthly lease payments are approximately $3,800 plus a monthly CAM fee of $130. The Corporation is responsible for paying insurance, utilities and maintenance on the office space. Total rent expense for the period January 1, 2012 to December 3, 2012 and the year ended December 31, 2011 was approximately $43,000 and $38,600, respectively.

Approximate aggregate future minimum lease payments under this operating lease are as follows:

Year Ending	Amount

December 31, 2012	$3,900
December 31, 2013	48,100
December 31, 2014	8,100

Total	$60,100

Employment Agreements

The Corporation has non-competition employment agreements with each member of management, including two of its stockholders, that expire twelve months after termination. The agreements specify that the employees hold their respective positions through termination. These agreements provide for a base salary level, as well as commissions based on personal billings, profitability of their respective teams and quarterly Corporation bonuses at l/5th of 25% of corporate gross profit while maintaining a targeted level of EBIT.

F-8

AMERICAN PARTNERS INC

NOTES TO FINANCIAL STATEMENTS

For the Period January 1, 2012 to December 3, 2012

and the Year Ended December 31, 2011

8.	Related Party Transactions

During 2011, the Corporation advanced funds of $61,398 to various stockholders. The short term loans were non-interest bearing; $50,000 of these loans was repaid during the period January 1, 2012 to December 3, 2012. The remaining balance of $11,398 was not repaid and was treated as a stockholder distribution on December 3, 2012.

9.	Subsequent Events

On December 3, 2012, BG Staffing, LLC acquired substantially all of the assets of American Partners, Inc. (API) for cash consideration of $10,500,000, deferred payments of $2,000,000, issuance of equity of $500,000 and contingent consideration of $1,500,000 based on the performance of API for the two years following the date of acquisition. The purchase agreement contains a provision for a “true up” of acquired working capital 120 days after the closing date.

Management has evaluated subsequent events through February 11, 2013, which is the date these financial statements were available to be issued.

F-9

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

InStaff Holding Corporation

We have audited the accompanying consolidated financial statements of InStaff Holding Corporation (the Company), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InStaff Holding Corporation as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

February 15, 2013

F-10

INSTAFF HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2012 AND 2011

	2012	2011

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$300,701	$1,177
Accounts receivable, net of allowance of $153,293 and $155,086, respectively	5,651,739	5,597,329
Deferred income taxes	88,880	95,124
Prepaid expenses	27,287	41,422
Prepaid workers’ compensation expense	1,773,604	1,446,359

Total current assets	7,842,211	7,181,411

Furniture, fixtures, and leasehold improvements, net	169,248	134,807
Goodwill	6,875,087	6,875,087
Other assets	56,305	47,635

TOTAL ASSETS	$14,942,851	$14,238,940

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Outstanding checks payable	$-	$257,460
Accounts payable	90,040	95,693
Accrued expenses	1,546,161	1,544,471
Deferred revenue	-	13,088
Line-of-credit	3,264,048	3,265,769

Total current liabilities	4,900,249	5,176,481

Note payable	562,500	750,000
Deferred income taxes	1,750,833	1,368,657
	7,213,582	7,295,138
Stockholders’ equity
Series A Preferred stock, no par value	-	-
Common stock, no par value	-	-
Additional paid-in capital	4,956,067	4,956,067
Retained earnings	2,818,966	2,033,499
Notes receivable from stockholders	(20,817)	(20,817)
	7,754,216	6,968,749
Treasury stock, at cost	(24,947)	(24,947)

Total stockholders’ equity	7,729,269	6,943,802

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,942,851	$14,238,940

The Notes to Consolidated Financial Statements are an integral part of these statements.

F-11

INSTAFF HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
REVENUES
Temporary placements	$53,353,380	$53,391,100
Direct hire fees	128,311	191,251

	53,481,691	53,582,351

COST AND EXPENSES
Cost of sales	45,922,008	45,857,396
Operating expenses	5,784,896	6,676,241

	51,706,904	52,533,637

Operating income	1,774,787	1,048,714

OTHER EXPENSE
Interest expense	201,357	232,415
Management fees	240,000	240,000

	441,357	472,415

Income before income taxes	1,333,430	576,299

Income tax expense	547,963	271,590

NET INCOME	$785,467	$304,709

The Notes to Consolidated Financial Statements are an integral part of these statements.

F-12

INSTAFF HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2012 AND 2011

	Additional Paid-in Capital	Retained Earnings	Notes Receivable From Stockholders	Treasury Stock	Total
Balance, December 31, 2010	$4,956,067	$1,728,790	$(28,144)	$-	$6,656,713

Treasury stock purchase	-	-	7,327	(24,947)	(17,620)
Net income	-	304,709	-	-	304,709

Balance, December 31, 2011	4,956,067	2,033,499	(20,817)	(24,947)	6,943,802

Net income	-	785,467	-	-	785,467

Balance, December 31, 2012	$4,956,067	$2,818,966	$(20,817)	$(24,947)	$7,729,269

The Notes to Consolidated Financial Statements are an integral part of these statements.

F-13

INSTAFF HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$785,467	$304,709
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	82,863	75,011
Deferred income taxes	388,420	200,226
Change in operating assets and liabilities
Accounts receivable	(54,410)	(564,883)
Refundable income taxes	-	112,305
Prepaid expenses	14,135	50,547
Prepaid workers’ compensation expense	(327,245)	(209,829)
Other assets	(8,670)	11,379
Accounts payable	(5,653)	(44,507)
Accrued expenses	1,690	105,884
Deferred revenue	(13,088)	13,088

Net cash provided by operating activities	863,509	53,930

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of furniture, fixtures, and leasehold improvements	(117,304)	(51,902)

Net cash used in investing activities	(117,304)	(51,902)

CASH FLOWS FROM FINANCING ACTIVITIES
Outstanding checks payable	(257,460)	206,739
Proceeds from line-of-credit	22,607,055	19,304,360
Payments on line-of-credit	(22,608,776)	(19,495,305)
Payment on note payable - related party	(187,500)	-
Purchase of treasury stock	-	(17,620)

Net cash used financing activities	(446,681)	(1,826)

CHANGE IN CASH AND CASH EQUIVALENTS	299,524	202

CASH AND CASH EQUIVALENTS, beginning of year	1,177	975

CASH AND CASH EQUIVALENTS, end of year	$300,701	$1,177

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$201,357	$232,415

Income tax paid	$164,663	$111,820

The Notes to Consolidated Financial Statements are an integral part of these statements.

F-14

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

InStaff Holding Corporation (the Company) is a Texas Corporation incorporated on August 3, 2000 in the state of Texas, for the purpose of acquiring and operating the net assets of personnel staffing businesses. These businesses provide temporary and permanent placement services in the manufacturing and assembly, clerical and professional fields to customers located primarily in Texas, Mississippi, and Tennessee.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Accounts Receivable and Concentrations of Credit Risk

The Company extends credit to customers, which results in accounts receivable arising from its normal business activities. The Company does not require collateral from its customers. Accounts receivable are carried at original invoice amount less an allowance for doubtful accounts based on a review of all outstanding amounts on a frequent basis. The allowance is provided for known and anticipated credit losses, as determined by management, as a result of evaluating individual customer receivables. This evaluation takes into consideration a customer’s financial condition and credit history, as well as current economic conditions. Accounts receivable are written off when deemed uncollectible. Recovery of accounts receivable previously written off are recorded when received.

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant risk related to deposits in excess of federally insured limits.

F-15

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Revenue Recognition

The Company earns revenue from providing temporary and permanent personnel placements. Temporary placement revenue is recognized as services are provided to customers. Direct hire fees are earned from permanent placement services and are recognized as the service is rendered.

The Company’s revenues consist of direct payroll costs and service fees paid by its clients under its administrative services agreements. In consideration for payment of such service fees, the Company generally pays the following direct employment costs associated with the worksite employees: salaries and wages, employment related taxes, employee benefit plan premiums and workers’ compensation insurance premiums.

The Company accounts for service fees and the related direct employment costs using the accrual method. Under the accrual method, service fees related to worksite employees with earned but unpaid salaries and wages at the end of each period are recognized as unbilled receivables and the related direct payroll costs for such salaries and wages are accrued as a liability during the period in which salaries and wages are earned by the worksite employees. Subsequent to the end of each period, such salaries and wages are paid and the related service fees are billed.

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 605-45 Principal Agent Considerations addresses the reporting of revenue gross as a principal versus net as an agent. The Company is deemed to be a principal in its personnel management services because it is at risk for the payment of direct costs, whether or not its clients pay on a timely basis or at all, and because the Company assumes a significant amount of other risks and liabilities as a co-employer of its worksite employees. As a result, the Company records the full amount of its comprehensive service fees, including the portion that represents gross pay of worksite employees, as revenue in accordance with the FASB ASC guidelines.

Furniture, Fixtures, and Leasehold Improvements

Furniture, fixtures, and leasehold improvements are recorded at cost. The cost of assets acquired through acquisitions is based on the estimated fair value of assets acquired. Expenditures for maintenance and repairs that do not materially prolong the useful lives of the assets are charged to expense. Depreciation is computed on a straight-line basis over the assets’ estimated useful lives. Leasehold improvements are amortized over the lesser of the non-cancelable lease term or the life of improvements. The estimated lives of furniture, fixtures, and leasehold improvements are approximately 3 to 7 years. Upon sale or retirement of depreciable assets, the related cost and accumulated depreciation or amortization is removed from the accounts and any gain or loss is recognized.

F-16

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Goodwill

Goodwill represents the excess purchase price over the fair value of the net assets of acquired businesses. The Company periodically evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill warrants revision or that the remaining balance of goodwill may not be recoverable. If such events or circumstances have occurred, an impairment of the asset is recognized when estimated undiscounted future cash flows generated by the affected subsidiaries are determined to be insufficient to recover the intangible asset. The amount of impairment, if any, is measured based on estimated discounted cash flows using a discount rate based on the Company’s average cost of funds. Management determined there was no impairment adjustment necessary during the years ended December 31, 2012 and 2011.

Workers’ Compensation Reserve

The Company is insured under a workers’ compensation program for corporate and worksite employees with per occurrence deductible amounts of $400,000. Workers’ compensation costs at December 31, 2012 and 2011 include an estimate of claims incurred but not yet paid of $352,397 and $109,515. Management has determined that this meets the criteria under ASC 210-20-45-1 Right of Setoff Criteria, and has recorded prepaid workers’ compensation expense net of this amount.

The reserve for unpaid workers’ compensation losses has been estimated based upon claims outstanding, including an estimate of incurred but not yet paid claims at the end of the year. These estimates are subject to the effects of trends in loss severity and frequency. Although considerable variability is inherent in such estimates, management believes that the reserves for losses are adequate. However, it is at least reasonably possible that a change in the estimates could occur in the near term. The estimates are continually reviewed and adjusted as necessary. As experience develops or new information becomes known, such adjustments will be included in current operations.

In addition, management periodically reviews outstanding claims for those that it believes to be fraudulent or those for which the Company will most likely not be liable. In such circumstances, the Company estimates a range of probable loss exposure and provides a reserve for the more likely amount in the range. If no amount within the range is more likely than any other, the Company provides for the minimum amount in the range.

Treasury Stock

The Company accounts for treasury stock using the cost method, which defers recognition of gain/loss on treasury stock until the stock has ultimately been sold or retired. Amounts recorded in treasury stock represent the cost to the Company to repurchase the outstanding shares.

F-17

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Share-based Compensation

The Company has adopted a share-based employee compensation plan (the Plan), which provides for the grant of stock options to employees of the Company, with vesting periods determinable by the Board of Directors at the grant date. At December 31, 2012 and 2011, approximately 641,000 shares of Common stock remained available for grant. No options were outstanding at December 31, 2012 or 2011.

Advertising Costs

The Company expenses advertising costs as they are incurred. Advertising expenses were approximately $35,000 and $38,000 for the years ended December 31, 2012 and 2011, respectively.

Income Taxes

The Company is a C corporation and is accounting for its income taxes in accordance with current accounting standards, which require the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when it is more likely than not that the deferred tax assets may not be realized.

The Company recognizes in its financial statements the financial effect of a tax position, if that position is more likely than not to not be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. Tax positions taken related to state and federal income taxes have been reviewed, and management is of the opinion that material positions taken by the Company would more likely than not be sustained by examination. Accordingly, the Company has not recorded an income tax liability for uncertain tax positions. As of December 31, 2012, the Company’s tax years 2009 to 2011 remain subject to examination for federal and state tax.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are used when accounting for reserves for workers’ compensation insurance, the allowance for doubtful accounts, and impairment of long-lived assets. The Company evaluates and updates its assumptions and estimates on an ongoing basis. Actual results could vary from such estimates.

F-18

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Subsequent Events

The Company has evaluated for recognition and disclosure all events or transactions that occurred after December 31, 2012 through February 15, 2013, the date these financial statements were available to be issued.

NOTE 2. ACCOUNTS RECEIVABLE

The Company recorded approximately $300 and $399,000 in additions, net of recoveries, to its allowance for doubtful accounts for the years ended December 31, 2012 and 2011, respectively. The Company wrote off approximately $2,000 and $357,000 of accounts receivable against its allowance for doubtful accounts during the years ended December 31, 2012 and 2011, respectively.

NOTE 3. FURNITURE, FIXTURES, AND LEASEHOLD IMPROVEMENTS

Furniture, fixtures, and leasehold improvements consisted of the following at December 31:

	2012	2011
Furniture and fixtures	$641,979	$639,536
Leasehold improvements	77,660	113,863
	719,639	753,399
Less accumulated depreciation and amortization	550,391	618,592
	$169,248	$134,807

Depreciation and amortization expense were $82,863 and $75,011 for the years ended December 31, 2012 and 2011, respectively.

F-19

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. ACCRUED EXPENSES

Accrued expenses consisted of the following at December 31:

	2012	2011
Accrued compensation	$537,804	$391,153
Payroll taxes	483,771	356,625
Unclaimed wages	10,573	10,873
Unclaimed property	1,356	7,558
Accrued management fees (related party)	440,000	400,000
Accrued state taxes	29,372	79,035
Accrued interest	8,475	25,990
Other accrued expenses	34,810	273,237

	1,546,161	1,544,471

NOTE 5. LINE-OF-CREDIT

The Company has a credit agreement (Credit Agreement) with a financial institution that provides for a $4,000,000 revolving line-of-credit (LOC) maturing June 1, 2013, as amended in June 19, 2012. Interest is payable monthly on the outstanding balance of the LOC at an interest rate equal to the one month LIBOR rate plus 2.5% or the prime rate, 3.25% at December 31, 2012 and 2011. At December 31, 2012 and 2011, the Company had outstanding borrowings of $3,264,048 and $3,265,769 with amounts available to borrow of $735,952 and $734,231, respectively. The LOC is collateralized by substantially all the assets of the Company. The Credit Agreement requires maintenance of certain financial covenants and other restrictions.

NOTE 6. NOTE PAYABLE – RELATED PARTY

Note payable at December 31, 2012 and 2011 was comprised of a promissory note to a principal stockholder for the original amount of $750,000. The promissory note is subordinated to the prior payment in full of obligations under the Credit Agreement, as defined in the subordination agreement, which as of December 31, 2012 consisted of the LOC. The outstanding principal and accrued interest, shall be due and payable on or before February 17, 2014, or, on demand at any time after the Company satisfactorily fulfills its covenant obligations under the Credit Agreement. Interest on the promissory note accrues at an annual rate of 15%, and will escalate by 2.5% on each succeeding February 17th that the note remains unpaid, but will not exceed the lesser of 22.5% or the statutory legal rate limit and is payable monthly on the first day of the month. At December 31, 2012 and 2011, approximately $8,475 and $26,000, respectively, accrued interest was included in accrued expenses. At December 31, 2012 and 2011, the outstanding balance on the note payable was $750,000 and $562,500, respectively.

F-20

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. INCOME TAXES

The components of the income tax provision (benefit) are as follows for the years ended December 31:

	2012	2011
Current – Federal	$-	$-
Current – State	44,543,00	71,364
Deferred	503,420	200,226

Income tax provision	$547,963	$271,590

The estimated provision for income tax expense differs from the amount calculated by applying the statutory federal income tax rates to income before taxes due to expenses which are non-deductible for federal income tax purposes.

Significant components of the Company’s deferred tax assets and liabilities are as follows as of December 31:

	2012	2011
Deferred tax assets
Allowance for bad debts	$52,594	$53,203
Federal net operating loss carryforward	(935)	136,860
State net operating loss carryforward	16,760	16,760
Other	36,286	41,921
	104,705	248,744
Deferred tax liabilities
Equipment and improvements	(36,766)	(14,511)
Intangible assets	(1,729,892)	(1,507,766)

	(1,766,658)	(1,522,277)

Net deferred tax liabilities	$(1,661,953)	$(1,273,533)

NOTE 7. INCOME TAXES – CONTINUED

The net deferred tax asset (liability) is classified on the balance sheets at December 31 as follows:

	2012	2011
Current deferred tax asset	$88,880	$95,124
Long-term deferred tax liability	(1,750,833)	(1,368,657)
	$(1,661,953)	$(1,073,307)

If not used, the Company’s net operating losses will ultimately expire in 2019.

NOTE 8. CONCENTRATIONS

For the year ended December 31, 2012 and 2011, one customer and two customers represented approximately 20% and 34%, respectively, of the Company’s annual revenues.

At December 31, 2012 and 2011, approximately 19% and 27%, respectively, of accounts receivable was comprised of amounts due from one customer.

F-21

NOTE 9. CAPITAL STOCK

During the year ended December 31, 2011, the Company repurchased 3,564 shares of Common stock outstanding. Consideration for the purchase consisted of forgiveness of a note receivable totaling approximately $7,000, and cash paid totaling approximately $18,000.

As a result of the Company’s reorganization of its capital structure during the year ended December 31, 2010, a majority of its shareholders exchanged their shares of common stock for an equal number of the Company’s Series A Preferred stock. The following schedules summarize the changes in the number of shares of the Company’s capital stock.

	Number of Shares
	2012	2011
Authorized
Series A Preferred Stock, no par value	700,000	700,000
Common stock, no par value	800,000	800,000
Issued
Series A Preferred stock, no par value	629,132	629,132
Common stock, no par value
Outstanding	37,640	37,640
Treasury	3,564	3,564

Total Common stock, no par value	41,204	41,204

F-22

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. CAPITAL STOCK – CONTINUED

The Series A Preferred stockholders have liquidation preferences over the Common stockholders. Subject to the payment in full of the Series A Preferred stock, the remaining assets and funds of the Company will be distributed among the holders of Common and Series A Preferred stock ratably in proportion to the shares of Common stock they hold or have the right to acquire upon conversion of Series A Preferred stock. No dividend may be paid on any shares of Common stock unless a pro rata dividend is paid on the Series A Preferred stock based on the conversion rate. Each share of Series A Preferred stock is convertible to one share of Common stock.

NOTE 10. EMPLOYEE BENEFIT PLAN

The Company has a 401(k) profit sharing plan and trust for the benefit of eligible employees. The Company makes discretionary employer contributions. The Company’s contributions to the 401(k) plan were approximately $539 and $4,000 for the years ended December 31, 2012 and 2011, respectfully.

NOTE 11. RELATED PARTY TRANSACTIONS

The Company pays monthly management fees to a certain stockholder for management and administrative services. Total management fees were $240,000 for each of the years ended December 31, 2012 and 2011. The total management fees payable to the stockholder at December 31, 2012 and 2011, were $400,000 for each of the years, and are included in accrued expenses.

One or more of the Company’s directors own an interest in four and three of the Company’s customers in 2012 and 2011, respectively. During 2012 and 2011, the Company generated revenue totaling approximately $1,734,296 and $1,412,000, respectively, from these customers.

Notes receivable from stockholders included as a reduction of stockholders’ equity represents interest free loans for the purchase of Common stock. The note receivable was forgiven and is included in treasury stock.

During the year ending December 2011, a stockholder of the Company (the Consultant) was engaged to perform and render such consulting services as the Consultant and the Company shall agree from time to time. The agreement contains non-compete provisions, and expired during the year ended December 31, 2011. Included in operating expense are consulting fees paid to the Consultant of $48,000 for the year ended December 31, 2011.

F-23

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. LEASE COMMITMENTS

The Company leases its office facilities and certain office equipment under noncancelable operating leases. Certain facility leases require the payment of property taxes, insurance and other costs. Most of the office leases provide renewal options, and certain equipment leases provide options to purchase the equipment at fair market value.

At December 31, 2012, the minimum future rental payments required under these leases are as follows:

Years Ending December 31,	Amount
2013	$262,988
2014	232,124
2015	194,643
2016	120,620
2017	24,200
Total	$834,575

Rent expense, which includes insurance, taxes, and other costs, was approximately $372,000 and $361,000 for the years ended December 31, 2012 and 2011, respectively.

NOTE 13. LITIGATION

The Company is regularly involved in various claims and legal actions arising in the ordinary course of its business, typically matters relating to various aspects of employment law and workers’ compensation. Management does not believe that the ultimate resolution of these matters will have a material adverse affect on the Company’s consolidated financial position, results of operations, or cash flows.

NOTE 14. PRELIMINARY AGREEMENT FOR SALE OF THE COMPANY

On October 25, 2012, the Company executed a term sheet outlining the general terms for the acquisition of the stock of the Company by another staffing company. Due diligence and negotiations related to the term sheet have not resulted in a definitive purchase date as of the report date.

F-24

INSTAFF HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

	May 28 2013	December 31 2012
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	565,656	$300,701
Accounts receivable, net of allowance of $149,196 and $155,086, respectively	4,286,855	5,651,739
Deferred income taxes	88,710	88,880
Prepaid expenses	25,115	27,287
Prepaid workers’ compensation expense	2,168,659	1,773,604

Total current assets	7,134,995	7,842,211

Furniture, fixtures, and leasehold improvements, net	136,993	169,248
Goodwill	6,875,087	6,875,087
Other assets	46,122	56,305

TOTAL ASSETS	$14,193,197	$14,942,851

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Outstanding checks payable	$-	$-
Accounts payable	136,697	90,040
Accrued expenses	1,791,780	1,546,161
Line-of-credit	2,187,937	3,264,048

Total current liabilities	4,116,414	4,900,249

Note payable	468,750	562,500
Deferred income taxes	1,835,663	1,750,833
	6,420,827	7,213,582
Stockholders’ equity
Series A Preferred stock, no par value	-	-
Common stock, no par value	-	-
Additional paid-in capital	4,956,067	4,956,067
Retained earnings	2,862,068	2,818,966
Notes receivable from stockholders	(20,817)	(20,817)
	7,957,568	7,754,216
Treasury stock, at cost	(24,947)	(24,947)

Total stockholders’ equity	7,772,371	7,729,269

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,193,197	$14,942,851

The Notes to Consolidated Financial Statements are an integral part of these unaudited statements.

F-25

INSTAFF HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

FOR THE TWENTY-ONE WEEK PERIOD Ended MaY 28, 2013

2013
REVENUES
Temporary placements	20,874,657
Direct hire fees	48,918

20,923,575

COST AND EXPENSES
Cost of sales	17,920,839
Operating expenses	2,353,866

20,274,705

Operating income	648,870

OTHER EXPENSE
Interest expense	57,055
Management fees	80,000

137,055

Income before income taxes	511,814

Income tax expense	85,000

NET INCOME	$426,814

The Notes to Consolidated Financial Statements are an integral part of these unaudited statements.

F-26

INSTAFF HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE TWENTY-ONE WEEK PERIOD ended MaY 28, 2013

2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$426,814
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	36,068
Deferred income taxes	85,000
Change in operating assets and liabilities
Accounts receivable	1,634,884
Prepaid expenses	2,172
Prepaid workers’ compensation expense	(395,055)
Other assets	10,183
Accounts payable	46,657
Accrued expenses	321,095

Net cash provided by operating activities	2,167,818

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of furniture, fixtures, and leasehold improvements	(4,002)

Net cash used in investing activities	(4,002)

CASH FLOWS FROM FINANCING ACTIVITIES
Distribution to shareholder	(729,000)
Net payments on line-of-credit	(1,076,111)
Payment on note payable - related party	(93,750)

Net cash used financing activities	(1,898,861)

CHANGE IN CASH AND CASH EQUIVALENTS	264,955

CASH AND CASH EQUIVALENTS, beginning of period	300,701

CASH AND CASH EQUIVALENTS, end of period	$565,656

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$56,309

Income tax paid	$25,000

The Notes to Consolidated Financial Statements are an integral part of these unaudited statements.

F-27

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

InStaff Holding Corporation (the Company) is a Texas Corporation incorporated on August 3, 2000 in the state of Texas, for the purpose of acquiring and operating the net assets of personnel staffing businesses. These businesses provide temporary and permanent placement services in the manufacturing and assembly, clerical and professional fields to customers located primarily in Texas, Mississippi, and Tennessee.

The accompanying unaudited consolidated financial statements for the twenty-one week period ended May 28, 2013 have been prepared by the Company in accordance with generally accepted accounting principles in the United States. The information furnished herein reflects all adjustments (consisting only of normal recurring accruals) that are, in the opinion of management, necessary to present a fair statement of the financial position and operating results of the Company as of and for the respective periods. However, these operating results are not necessarily indicative of the results expected for a full fiscal year. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. However, management of the Company believes, to the best of their knowledge, that the disclosures herein are adequate to make the information presented not misleading. The Company has determined that there were no subsequent events that would require disclosure or adjustments to the accompanying consolidated financial statements through the date the financial statements were issued. The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the fiscal year ended December 31, 2012.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

F-28

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Share-based Compensation

The Company has adopted a share-based employee compensation plan (the Plan), which provides for the grant of stock options to employees of the Company, with vesting periods determinable by the Board of Directors at the grant date. At May 28, 2013, approximately 641,000 shares of Common stock remained available for grant. No options were outstanding at May 28, 2013.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are used when accounting for reserves for workers’ compensation insurance, the allowance for doubtful accounts, and impairment of long-lived assets. The Company evaluates and updates its assumptions and estimates on an ongoing basis. Actual results could vary from such estimates.

Subsequent Events

The Company has evaluated for recognition and disclosure all events or transactions through September 6, 2013, the date these financial statements were available to be issued.

NOTE 2. SALE OF COMPANY

Effective May 28, 2013, LTN Staffing, LLC acquired substantially all of the assets of the Company for cash consideration of $9,000,000 and contingent consideration of $1,000,000 based on the performance of the company for the two years following the date of acquisition.

F-29

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 3. NOTE PAYABLE – RELATED PARTY

Note payable at May 28, 2013 was comprised of a promissory note to a principal stockholder for the original amount of $750,000. The promissory note is subordinated to the prior payment in full of obligations under the Credit Agreement, as defined in the subordination agreement, which as of May 28, 2013 consisted of the LOC. The outstanding principal and accrued interest, shall be due and payable on or before February 17, 2014, or, on demand at any time after the Company satisfactorily fulfills its covenant obligations under the Credit Agreement. Interest on the promissory note accrues at an annual rate of 15%, and will escalate by 2.5% on each succeeding February 17th that the note remains unpaid, but will not exceed the lesser of 22.5% or the statutory legal rate limit and is payable monthly on the first day of the month. This note was paid in full with proceeds from the sale of the Company.

NOTE 4. CAPITAL STOCK

The following schedules summarize the changes in the number of shares of the Company’s capital stock.

Number of Shares
May 28, 2013
Authorized
Series A Preferred Stock, no par value	700,000
Common stock, no par value	800,000
Issued
Series A Preferred stock, no par value	629,132
Common stock, no par value
Outstanding	37,640
Treasury	3,564

Total Common stock, no par value	41,204

F-30

INSTAFF HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 5. EMPLOYEE BENEFIT PLAN

The Company has a 401(k) profit sharing plan and trust for the benefit of eligible employees. The Company makes discretionary employer contributions. The Company did not contribute to the 401(k) plan during the twenty-one week period ended May 28, 2013, respectfully.

NOTE 6. RELATED PARTY TRANSACTIONS

The Company pays monthly management fees to a certain stockholder for management and administrative services. Total management fees were $80,000 for the twenty-one week period ended May 28, 2013. The total management fees payable to the stockholder at May 28, 2013, were $400,000 at May 28, 2013 and are included in accrued expenses.

One or more of the Company’s directors own an interest in four of the Company’s customers in 2013 and 2012. During the twenty-one week period ended May 28, 2013, the Company generated revenue totaling approximately $542,000 from these customers.

Notes receivable from stockholders included as a reduction of stockholders’ equity represents interest free loans for the purchase of common stock. The note receivable was forgiven and is included in treasury stock.

NOTE 7. LITIGATION

The Company is regularly involved in various claims and legal actions arising in the ordinary course of its business, typically matters relating to various aspects of employment law and workers’ compensation. Management does not believe that the ultimate resolution of these matters will have a material adverse affect on the Company’s consolidated financial position, results of operations, or cash flows.

F-31

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

1,541,470 Shares

PROSPECTUS

Common Stock

April 8, 2014